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                     June 25, 2021

       Richard Kang
       President and Chief Executive Officer,
       NeuroBo Pharmaceuticals, Inc.
       200 Berkeley Street, Office 19th Floor
       Boston, MA 02116

                                                        Re: NeuroBo
Pharmaceuticals, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 2,
2021
                                                            File No. 001-37809

       Dear Dr. Kang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Jeffrey H. Kuras